EXHIBIT 99.1

Contact: Vincent J. Milano

Vice President, CFO and Treasurer

ViroPharma Incorporated

Phone (610) 321-6225

Will Roberts

Director, Corporate Communications

ViroPharma Incorporated

Phone (610) 321-6228

VIROPHARMA ANNOUNCES EXECUTION ON EXTENSIVE DEBT

REDUCTION EFFORT

- Company Elects To Auto-Convert $18.75 Million Of Convertible Senior Secured Notes;

Overall Outstanding Debt To Be Reduced By $96.7 Million, or 48 Percent,

During 2005 Second Quarter -

Exton, PA, June 20, 2005 -- ViroPharma Incorporated (Nasdaq: VPHM) today announced that it will exercise its right to automatically convert $18.75 million principal amount of its 6% Convertible Senior Secured Notes due October 2009 into 7,500,000 shares of common stock, pursuant to the terms of the Convertible Notes Indenture dated as of October 18, 2004. ViroPharma issued $75 million aggregate principal amount of the 2009 convertible senior notes in connection with the acquisition of Vancocin® from Eli Lilly & Company. Subsequent to the recent conversions by the holders and taking into effect the auto-conversion, $16.2 million of these 2009 convertible senior notes remain outstanding. ViroPharma has the right to elect to automatically convert 25% of the 2009 convertible senior notes issued under the indenture when the volume-weighted average price of ViroPharma's common stock exceeds $3.75 for 20 trading days during a 30-day trading period. This was achieved on June 16, 2005. The company may effect one auto-conversion per calendar quarter.

The company also today announced the purchase of an additional $12.2 million of its outstanding 6% Convertible Subordinated Notes due March 2007. ViroPharma purchased these notes for $11.9 million. Through this purchase, the company has reduced the aggregate principal amount of its outstanding 2007 convertible subordinated notes to $86.7 million. The total savings to the company for interest payments and discounts resulting from these transactions will be approximately $1.4 million between now and the maturity date of the 2007 convertible subordinated notes

Through the purchase of 2007 convertible subordinated notes, voluntary conversions by the holders of the 2009 convertible senior notes and the auto-conversion of the 2009 convertible senior notes, the overall debt of the company will have been reduced very significantly, by $96.7 million in the last six weeks. Following the auto-conversion, the company's aggregate outstanding debt will be $102.9 million, comprised of $86.7 million in aggregate principal amount of the 2007 convertible subordinated notes, and $16.2 million in aggregate principal amount of the 2009 convertible senior notes.

"Our efforts are fundamentally focused on returning value to our stakeholders; improving our capital structure through these debt reduction efforts is one effective and important component of the actions we are taking toward this goal," commented Vincent Milano, ViroPharma's chief financial officer. "The commercial success of Vancocin to date has opened many doors to ViroPharma, including the creation of opportunities to reduce our outstanding debt. The second quarter of 2005 has been significant in that respect, as we will have dramatically reduced our outstanding debt by approximately $96.7 million, or 48 percent. We are delighted to be able to significantly and rapidly improve the capital structure of the company."

Milano added, "Our cash position at the end of 2005 will depend on the operating cash flows and any additional investments, including debt repurchases, we may make in our business during the remainder of the year. Furthermore, our results for the second quarter of 2005 will include a non-cash charge against earnings for the derivative liability associated with our 2009 convertible senior notes."

The auto-conversion will occur on June 27, 2005 and the 2009 convertible senior notes will be converted at a rate of 400 shares of ViroPharma common stock per $1,000 of principal. In addition, pursuant to the terms of the 2009 convertible senior notes, because these notes are being converted prior to October 18, 2007, ViroPharma shall also pay the make-whole payment on the auto-conversion date to the holders of all 2009 convertible senior notes subject to Auto-Conversion in shares of common stock. The shares of common stock issued to satisfy the make-whole payment shall be valued at 90% of the simple average of the daily volume-weighted average prices of the common stock for the 10 trading days from June 10, 2005 through June 23, 2005.

The details concerning the procedural aspects of the conversion of the 2009 convertible senior notes are described in an Automatic Conversion Notice that was mailed to holders of 2009 convertible senior notes on June 17, 2005. Conversion transactions will be handled by U.S. Bank, NA.

Conference Call and Webcast

ViroPharma will host a live teleconference and webcast with senior management to discuss the company's execution on these debt reduction efforts on June 27, 2005 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial 800-391-2548 (domestic) and 302-709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma's website at http://www.viropharma.com/. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until July 11, 2005.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company's website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to taking a charge against earnings in the second quarter of 2005 for the derivative liability associated with the 2009 convertible senior notes. The company's actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma's annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements

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